Exhibit 3.1
FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
BODY CENTRAL CORP.

Body Central Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST:     The name of the Corporation is “Body Central Corp.” The date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was August 1, 2006, originally incorporated under the name “Body Central Acquisition Corp.”, which was amended and restated with the Secretary of State of the State of Delaware on September 29, 2006 and further amended and restated on March 16, 2007, and further amended by a Certificate of Amendment filed with the Secretary of State of the State of Delaware on October 13, 2010 and further amended and restated with the Secretary of State of the State of Delaware on October 20, 2010, and further amended by a Certificate of Amendment filed with the Secretary of State of the State of Delaware on May 25, 2011.

SECOND:     This Fourth Amended and Restated Certificate of Incorporation (this “Restated Certificate”) has been duly adopted by the Board of Directors and the stockholders of the Corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

THIRD:    This Restated Certificate shall be effective on the date of filing with the Secretary of State of the State of Delaware.

FOURTH:     The Third Amended and Restated Certificate of Incorporation of this Corporation is hereby amended, integrated and restated to read as follows:

ARTICLE ONE

The name of the Corporation is Body Central Corp.

ARTICLE TWO

The address of the Corporation’s registered office is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, New Castle County, Delaware 19801. The name of the registered agent in charge thereof is The Corporation Trust Company.

ARTICLE THREE

The nature of the business or purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE FOUR

Section 1. Authorized Shares. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is fifty million (50,000,000) shares, consisting of:

(a) forty five million (45,000,000) shares of common stock, par value $.001 per share (“Common Stock”); and

(b) five million (5,000,000) shares of preferred stock, par value $.001 per share (the “Preferred Stock”).

The following is a statement of the powers, designations, preferences, privileges, and relative rights in respect of each class of capital stock of the Corporation.

Section 2. Common Stock.

(a) General. The voting, dividend and liquidation rights of the holders of Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the board of directors of the Corporation (the “Board of Directors”).

(b) Voting. Except as otherwise provided by the DGCL or this Restated Certificate and subject to the rights of holders of any series of Preferred Stock, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock, and each holder of Common Stock shall have one vote for each share held by such holder on all matters voted upon by the stockholders of the Corporation; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Restated Certificate (or on any amendment to a certificate of designations of any series of Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Restated Certificate (or pursuant to a certificate of designations of any series of Preferred Stock) or pursuant to the DGCL. There shall be no cumulative voting.

(c) Dividends. Except as otherwise provided by the DGCL or this Restated Certificate, dividends may be declared and paid on the Common Stock from funds lawfully available therefor if, as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding shares of Preferred Stock.

(d) Liquidation. Upon the dissolution or liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders equally on a per share basis, subject to any preferential rights of any then outstanding shares of Preferred Stock and after payment or provision for payment of the Corporation’s debts.

(e) Reverse Stock Split.

(i) The Corporation is hereby reducing the number of shares of Common Stock issued and outstanding by means of a reverse stock split. Effective at 5:00 p.m. eastern time on the date on which this Restated Certificate is filed with the Secretary of State of the State of Delaware (the “Split Effective Time”), the shares of Common Stock issued and outstanding immediately prior to the Split Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Split Effective Time shall automatically be reclassified and changed into a smaller number of shares such that each ten (10) shares of issued Common Stock immediately prior to the Split Effective Time are reclassified into one (1) share of Common Stock. Notwithstanding the immediately preceding sentence, no fractional shares shall be issued and, in lieu thereof, upon surrender after the Split Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Split Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the reclassification, following the Split Effective Time, shall be entitled to receive a cash payment equal to the product of (x) the fraction to which such holder would otherwise be entitled multiplied by (y) ten times the closing price of a share of Common Stock on the OTC Pink marketplace on the day during which the Split Effective Time occurs.

(ii) Each stock certificate that, immediately prior to the Split Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Split Effective Time shall, from and after the Split Effective Time, automatically and without the necessity of presenting the same for exchange, represent that the number of whole shares of Common Stock after the Split Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of a fractional share of Common Stock), provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Split Effective Time shall receive, upon surrender of such certificate and such other documentation as required by the Corporation’s transfer agent, a new certificate evidencing and representing the number of whole shares of Common Stock after the Split Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified.

Section 3. Preferred Stock.

(a) To the fullest extent authorized by the DGCL, shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such powers, designations, preferences, and relative, participating, optional, or other special rights, if any, and such qualifications and restrictions, if any, of such preferences and rights, as are stated or expressed in the resolution or resolutions of the Board of Directors providing for such series of Preferred Stock. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly so provided in such resolution or resolutions.

Authority is hereby granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions to determine and fix the powers, designations, preferences, and relative, participating, optional, or other special rights, if any, and the qualifications and restrictions, if any, of such preferences and rights, including without limitation dividend rights, conversion rights, voting rights (if any), redemption privileges, and liquidation preferences, of such series of Preferred Stock (which need not be uniform among series), all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation or issuance of any series of Preferred Stock may provide that such series shall be superior to, rank equally with, or be junior to any other series of Preferred Stock, all to the fullest extent permitted by law. No resolution, vote, or consent of the holders of the capital stock of the Corporation shall be required in connection with the creation or issuance of any shares of any series of Preferred Stock authorized by and complying with the conditions of this Restated Charter, the right to any such resolution, vote, or consent being expressly waived by all present and future holders of the capital stock of the Corporation.

Any resolution or resolutions adopted by the Board of Directors pursuant to the authority vested in them by this Article Four shall be set forth in a certificate of designation along with the number of shares of stock of such series as to which the resolution or resolutions shall apply and such certificate shall be executed, acknowledged, filed, recorded, and shall become effective, in accordance with Section 103 of the DGCL. Unless otherwise provided in any such resolution or resolutions, the number of shares of stock of any such series to which such resolution or resolutions apply may be increased (but not above the total number of authorized shares of the class) or decreased (but not below the number of shares thereof then outstanding) by a certificate likewise executed, acknowledged, filed and recorded, setting forth a statement that a specified increase or decrease therein has been authorized and directed by a resolution or resolutions likewise adopted by the Board of Directors. In case the number of such shares shall be decreased, the number of shares so specified in the certificate shall resume the status which they had prior to the adoption of the first resolution or resolutions. When no shares of any such series are outstanding, either because none were issued or because none remain outstanding, a certificate setting forth a resolution or resolutions adopted by the Board of Directors that none of the authorized shares of such series are outstanding, and that none will be issued subject to the certificate of designations previously filed with respect to such series, may be executed, acknowledged, filed and recorded in the same manner as previously described and it shall have the effect of eliminating from this Restated Charter all matters set forth in the certificate of designations with respect to such series of stock. If no shares of any such series established by a resolution or resolutions adopted by the Board of Directors have been issued, the voting powers, designations, preferences and relative, participating, optional or other rights, if any, with the qualifications, limitations or restrictions thereof, may be amended by a resolution or resolutions adopted by the Board of Directors. In the event of any such amendment, a certificate which (i) states that no shares of such series have been issued, (ii) sets forth the copy of the amending resolution or resolutions and (iii) if the designation of such series is being changed, indicates the original designation and the new designation, shall be executed, acknowledged, filed, recorded, and shall become effective, in accordance with Section 103 of the DGCL.

(b) As of the date of this Restated Certificate, the Board of Directors has provided for the issuance of Preferred Stock with the designations and the rights, preferences and privileges, and the qualifications, limitations and restrictions set forth on Exhibit A hereto.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

Section 1. Board of Directors Matters; Elimination of Classified Board. Effective immediately upon the filing of this Restated Certificate with the Secretary of State of the State of Delaware, the Board of Directors shall no longer be classified with respect to the terms for which directors hold office, and the term of office of all directors shall expire at the Corporation’s 2015 annual meeting of stockholders. Commencing with the Corporation’s 2015 annual meeting of stockholders, the Corporation’s directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be elected annually at each annual meeting of stockholders of the Corporation, to hold office for a term expiring at the next annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified or until his or her earlier death, incapacity, resignation or removal. Any director, other than those who may be elected by the holders of any series of Preferred Stock, may be removed from office at any time, with or without cause by the affirmative vote of at least a majority of the voting power of the then outstanding capital stock entitled to vote on the matter, voting together as a single class. For the avoidance of doubt, nothing in this Article SIX, Section 1 shall be construed to affect any special rights conferred upon holders of any series of Preferred Stock with regard to the election of directors.

Section 2. Vacancies. Except as the DGCL may otherwise require and subject to the rights of holders of any series of Preferred Stock, any new directorships or vacancies in the Board of Directors, including new directorships resulting from any increase in the number of directors to serve in the Board of Directors and/or any unfilled vacancies by reason of death, resignation, disqualification, removal for cause, failure to elect or otherwise with respect to any director, may be filled only by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director.

Section 3. Number of Directors. The number of directors constituting the Corporation’s Board of Directors shall be determined by the Board of Directors, from time to time. No decrease in the number of directors constituting the whole board shall shorten the term of any incumbent director.

ARTICLE SEVEN

The Board of Directors shall have the power and authority: (i) to adopt, amend or repeal the Corporation’s by-laws, subject only to such limitations, if any, as may be from time to time imposed by other provisions of this Restated Certificate, by law, or by the Corporation’s by-laws;

and (ii) to the full extent permitted or not prohibited by law, and without the consent of or other action by the stockholders, to authorize or create mortgages, pledges or other liens or encumbrances upon any or all of the assets, real, personal or mixed, and franchises of the Corporation, including after-acquired property, and to exercise all of the powers of the Corporation in connection therewith.

ARTICLE EIGHT

Section 1. Stockholder Action by Written Consent in Lieu of Meeting.

Any action required or permitted to be taken by stockholders for or in connection with any corporate action may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

If action is taken by unanimous consent of stockholders, the writing or writings comprising such unanimous consent shall be filed with the records of the meetings of stockholders.

If action is taken by less than unanimous consent of stockholders and in accordance with the foregoing, there shall be filed with the records of the meetings of stockholders the writing or writings comprising such less than unanimous consent and a certificate signed and attested to by the Secretary of the Corporation that prompt notice was given to all stockholders of the taking of such action without a meeting and by less than unanimous written consent.

In the event that the action which is consented to is such as would have required the filing of a certificate under any of the provisions of the DGCL, if such action had been voted upon by the stockholders at a meeting thereof, the certificate filed under such provision shall state that written consent has been given under Section 228 of said DGCL, in lieu of stating that the stockholders have voted upon the corporate action in question, if such last mentioned statement is required thereby.

Section 2. Special Meetings of Stockholders. Special meetings of stockholders may be called only by the Chairperson of the Board of Directors, the Chief Executive Officer, or by members of the Board of Directors constituting at least twenty-five percent (25%) of the directors of the Corporation then in office.

ARTICLE NINE

The affirmative vote of the holders of at least a majority of the outstanding voting power of stock of the Corporation entitled to vote thereon (in addition to the affirmative vote of the holders of at least a majority of the outstanding voting power of stock of each class entitled to vote thereon as a class) shall be required to amend this Restated Certificate or to reduce the numbers of authorized shares of Common Stock or Preferred Stock.

ARTICLE TEN

Section 1. Limitation of Liability. To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), no director of the Corporation shall be personally liable to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided, however, that to the extent required from time to time by applicable law, this Article Ten shall not eliminate or limit the liability of a director, to the extent such liability is provided by applicable law, (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transactions from which the director derived an improper personal benefit.

Section 2. Indemnification. The Corporation shall, to the fullest extent permitted by Section 145 of the DGCL and as further provided in the Corporation’s by-laws, each as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom.

Indemnification may include payment by the Corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification under this Article Ten, which undertaking may be accepted without reference to the financial ability of such person to make such repayment.

The Corporation shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the Board of Directors.

The indemnification rights provided in this Article Ten (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of such persons. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article Ten.

Section 3. Merger or Consolidation. For purposes of this Article Ten, references to the “Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article Ten with respect to the resulting or surviving Corporation as he or she would have with respect to such constituent Corporation if its separate existence had continued.

Section 4. Amendment or Repeal. No amendment to or repeal of this Article Ten shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal.

ARTICLE ELEVEN

The Board of Directors, when considering a tender offer or merger or acquisition proposal, may take into account factors in addition to potential short-term economic benefits to stockholders, including without limitation (i) comparison of the proposed consideration to be received by stockholders in relation to the then current market price of the Corporation’s capital stock, the estimated current value of the Corporation in a freely negotiated transaction, and the estimated future value of the Corporation as an independent entity and (ii) the impact of such a transaction on the employees, suppliers, and customers of the Corporation and its effect on the communities in which the Corporation operates.

ARTICLE TWELVE

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

[The remainder of this page is left intentionally blank.]

Executed on September 4, 2014.

BODY CENTRAL CORP.

By:	/s/ Brian Woolf
Name: Brian Woolf
Title: Chief Executive Officer

EXHIBIT A

DESIGNATIONS, PREFERENCES AND RIGHTS
OF THE
SERIES A-1 PREFERRED STOCK,
SERIES A-2 PREFERRED STOCK,
SERIES A-3 PREFERRED STOCK,
SERIES B-1 PREFERRED STOCK,
SERIES B-2 PREFERRED STOCK,
SERIES B-3 PREFERRED STOCK,
SERIES B-4 PREFERRED STOCK,
SERIES B-5 PREFERRED STOCK,
SERIES B-6 PREFERRED STOCK,
SERIES B-7 PREFERRED STOCK,
SERIES B-8 PREFERRED STOCK,
SERIES B-9 PREFERRED STOCK,
SERIES B-10 PREFERRED STOCK,
SERIES B-11 PREFERRED STOCK,
SERIES B-12 PREFERRED STOCK, AND
SERIES B-13 PREFERRED STOCK
OF
BODY CENTRAL CORP.

The Board of Directors (the “Board”) of Body Central Corp. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), has, pursuant to the provisions of Section 151 of the DGCL and the authority vested in the Board by the Corporation’s certificate of incorporation (the “Certificate of Incorporation”), fixed and determined the designation of, the number of shares constituting, and the rights, preferences, privileges, and qualifications, limitations and restrictions thereof, relating to, the initial sixteen (16) series of preferred stock, par value $0.001 per share, of the Corporation (the “Preferred Stock”), as follows:

1. Designation and Number of Shares. There shall hereby be created and established:

(a) a series of Preferred Stock of the Corporation designated as “Series A-1 Preferred Stock” (the “Series A-1 Preferred Stock”). The authorized number of shares of Series A-1 Preferred Stock shall be one (1) share;

(b) a series of Preferred Stock of the Corporation designated as “Series A-2 Preferred Stock” (the “Series A-2 Preferred Stock”). The authorized number of shares of Series A-2 Preferred Stock shall be one (1) share;

(c) a series of Preferred Stock of the Corporation designated as “Series A-3 Preferred Stock” (the “Series A-3 Preferred Stock”). The authorized number of shares of Series A-3 Preferred Stock shall be one (1) share;

(d) a series of Preferred Stock of the Corporation designated as “Series B-1 Preferred Stock” (the “Series B-1 Preferred Stock”). The authorized number of shares of Series B-1 Preferred Stock shall be one (1) share;

(e) a series of Preferred Stock of the Corporation designated as “Series B-2 Preferred Stock” (the “Series B-2 Preferred Stock”). The authorized number of shares of Series B-2 Preferred Stock shall be one (1) share;

(f) a series of Preferred Stock of the Corporation designated as “Series B-3 Preferred Stock” (the “Series B-3 Preferred Stock”). The authorized number of shares of Series B-3 Preferred Stock shall be one (1) share; and

(g) a series of Preferred Stock of the Corporation designated as “Series B-4 Preferred Stock” (the “Series B-4 Preferred Stock”). The authorized number of shares of Series B-4 Preferred Stock shall be one (1) share;

(h) a series of Preferred Stock of the Corporation designated as “Series B-5 Preferred Stock” (the “Series B-5 Preferred Stock”). The authorized number of shares of Series B-5 Preferred Stock shall be one (1) share;

(i) a series of Preferred Stock of the Corporation designated as “Series B-6 Preferred Stock” (the “Series B-6 Preferred Stock”). The authorized number of shares of Series B-6 Preferred Stock shall be one (1) share;

(j) a series of Preferred Stock of the Corporation designated as “Series B-7 Preferred Stock” (the “Series B-7 Preferred Stock”). The authorized number of shares of Series B-7 Preferred Stock shall be one (1) share;

(k) a series of Preferred Stock of the Corporation designated as “Series B-8 Preferred Stock” (the “Series B-8 Preferred Stock”). The authorized number of shares of Series B-8 Preferred Stock shall be one (1) share.

(l) a series of Preferred Stock of the Corporation designated as “Series B-9 Preferred Stock” (the “Series B-9 Preferred Stock”). The authorized number of shares of Series B-9 Preferred Stock shall be one (1) share;

(m) a series of Preferred Stock of the Corporation designated as “Series B-10 Preferred Stock” (the “Series B-10 Preferred Stock”). The authorized number of shares of Series B-10 Preferred Stock shall be one (1) share;

(n) a series of Preferred Stock of the Corporation designated as “Series B-11 Preferred Stock” (the “Series B-11 Preferred Stock”). The authorized number of shares of Series B-11 Preferred Stock shall be one (1) share;

(o) a series of Preferred Stock of the Corporation designated as “Series B-12 Preferred Stock” (the “Series B-12 Preferred Stock”). The authorized number of shares of Series B-12 Preferred Stock shall be one (1) share; and

(p) a series of Preferred Stock of the Corporation designated as “Series B-13 Preferred Stock” (the “Series B-13 Preferred Stock”). The authorized number of shares of Series B-13 Preferred Stock shall be one (1) share.

Each share of Series A Preferred Stock and Series B Preferred Stock shall have a par value of $0.001, a stated value of $1.00 and a liquidation preference of $1.00, as described herein.

2. Fractional Shares. The Corporation shall not issue any fractional shares of the Series A Preferred Stock. The Corporation may issue fractional shares of the Series B Preferred Stock.

3. Dividends. Neither the Series A Preferred Stock nor the Series B Preferred Stock shall be entitled to receive dividends from the Corporation.

4. Liquidation Preferences. Upon the dissolution, liquidation or winding up of the Corporation (a “Liquidation Event”), each Series A Holder and Series B Holder shall be entitled to receive and to be paid out of the assets of the Corporation available for distribution to its stockholders on a pari passu basis with one another and before any payment or distribution shall be made on the Common Stock or on any other class of capital stock of the Corporation ranking junior to the Series A Preferred Stock and the Series B Preferred Stock upon a Liquidation Event, the amount of $1.00, payable in cash per share of Series A Preferred Stock and per share of Series B Preferred Stock. Neither the sale of all or substantially all of the assets or capital stock of the Corporation, nor the merger or consolidation of the Corporation into or with any Person or the merger or consolidation of any Person into or with the Corporation, shall be deemed to be a Liquidation Event for the purposes of this Section 4. After the payment to each Series A Holder and Series B Holder of the full preferential amount provided for in this Section 4, each such Series A Holder, as such, and Series B Holder, as such, shall have no right or claim to any of the remaining assets of the Corporation.

5. Board Rights.

(a) (i) Each Series A Holder, voting as a separate series, shall have the right to nominate and elect, and to subsequently remove and replace, one (1) director to the Board (each, a “Series A Director” and collectively, the “Series A Directors”) at all times while the Investors, in the aggregate, beneficially own at least 7,714,285 Conversion Shares (as defined in the Securities Purchase Agreement) (as such number is adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction occurring after the date hereof) issued and issuable pursuant to the terms of the Notes, without regard to the Maximum Percentage, the Exchange Cap (as such terms are defined in the Notes) or any other limitations or restrictions on conversions set forth in the Notes.

(ii) Notwithstanding the foregoing, if the number of Conversion Shares beneficially owned by the Investors, in the aggregate, is less than 25,714,285 shares but equal to or greater than 15,428,571 shares, then two Series A Holders identified in the manner provided in this Section 5(a)(ii), each voting as a separate series in respect of their respective series of Series A Preferred Stock, shall have the right to elect one (1) Series A Director. The two Series A Holders that remain entitled to elect Series A Directors pursuant to this Section 5(a)(ii) shall be identified as follows: the Series A Holder with the greatest Sale Percentage (in comparison to each other Series A Holder that has rights under this Section 5(a)(i)) shall no longer have the right, as a holder of Series A Preferred Stock, to nominate and elect, and to remove and replace, a Series A Director. At the time such Series A Holder ceases to have the right to nominate and elect, and to remove and replace, a Series A Director, such Series A Holder’s share of Series A Preferred Stock shall automatically be redeemed by the Corporation for no consideration.

(iii) Notwithstanding the foregoing, if the number of Conversion Shares beneficially owned by the Investors, in the aggregate, is less than 15,428,571 shares but equal to or greater than 7,714,285 shares, then one Series A Holder identified in the manner provided in this Section 5(a)(iii), voting as a separate series in respect of such holder’s series of Series A Preferred Stock, shall have the right, to elect one (1) Series A Director. The Series A Holder that remains entitled to elect a Series A Director pursuant to this Section 5(a)(iii) shall be identified as follows: the Series A Holder with the greatest Sale Percentage (in comparison to the other Series A Holder that has rights under Section 5(a)(ii)) shall no longer have the right, as a holder of Series A Preferred Stock, to nominate and elect, and to remove and replace, a Series A Director. At the time such Series A Holder ceases to have the right to nominate and elect, and to remove and replace, a Series A Director, such Series A Holder’s share of Series A Preferred Stock shall automatically be redeemed by the Corporation for no consideration.

(iv) In the event a Series A Holder also holds shares of Common Stock that are not Conversion Shares (“Other Common Shares”) and such Series A Holder sells any shares of Common Stock, solely for purposes of the calculations set forth in this Section 5(a), such Series A Holder shall be deemed to have first sold all Other Common Shares before it shall be deemed to have sold any Conversion Shares.

(v) Notwithstanding the foregoing, if more than one Series A Holder has the same Sale Percentage for purposes of clauses (ii) or (iii) above, the Series A Holder that holds the least principal amount of Notes (as compared to such other Series A Holder(s)) shall be deemed to have the greatest Sale Percentage.

(b) Only the applicable Series A Holder shall be entitled to nominate an individual for election as a Series A Director (including in the event of any vacancy in the position of the applicable Series A Director), which election shall be determined by the affirmative vote of the applicable Series A Holder or, if applicable, by written consent without a meeting in accordance with this Certificate of Designations (the “Certificate of Designations”) and the DGCL, or, at any time when the directors have exclusive authority to elect a director to fill a vacancy, by vote of the directors. When a Series A Director is to be elected and will not be the successor to a Series A Director then in office, the directors shall, if the Board does not then have a vacancy, increase the number of directors constituting the full Board by one (1), and such vacancy (whether already existing or created by such increase in the number of directors) shall be filled by such Series A Director. Each Series A Director shall be a member of the Board until such Series A Director resigns or is removed or such Series A Director’s successor is nominated and elected, in each case in accordance with the provisions set forth in this Section 5, unless such Series A Director is again nominated and elected as a director to the Board pursuant to and in accordance with the terms of this Certificate of Designations. When a Series A Director is to be elected and will not be the successor to a Series A Director then in office, if the Board is then divided into classes with staggered terms, the class of directors in which such Series A Director shall serve shall be determined by vote of the directors. When a Series A Director is to be elected as the successor to a Series A Director then in office, if the Board is then divided into classes with staggered terms, such Series A Director shall serve in the class of directors in which such Series A Director’s predecessor served. Any vacancy created by the death, resignation, removal or disqualification of a Series A Director shall not be filled by any individual not nominated by the applicable Series A Holder, except in the event such Series A Holder has ceased to have the right to nominate and elect such Series A Director; provided that if any such Series A Director shall resign effective as of a future date, such Series A Director shall have the power to fill the vacancy resulting from his or her resignation, the vote thereon to take effect when such resignation becomes effective. Pursuant to Section 2(a) of Article Four of the Certificate of Incorporation and Section 141(k)(1) of the DGCL, any Series A Director, during his or her term of office, may be removed at any time, with or without cause, by and only by the applicable Series A Holder. At any meeting held for the purpose of electing or removing a Series A Director, or for the purpose of taking any action requiring a separate vote of the applicable series of Series A Preferred Stock, the presence in person or by proxy of the applicable Series A Holder shall constitute a quorum for the purpose of such election, removal or other action. In the event a Series A Holder ceases to have the right to nominate and elect the applicable Series A Director, such Series A Director shall continue to serve on the Board pursuant to the provisions of the bylaws of the Corporation (the “Bylaws”), other provisions of the Certificate of Designations and the Certificate of Incorporation until the next annual meeting for the election of directors in the class of directors, if any, in which such Series A Director serves or until such Series A Director resigns or is removed in the ordinary course in accordance with such provisions.

(c) Each Series A Director shall have the right to serve on each committee and sub-committee of the Board, unless (i) otherwise required by applicable law, or (ii) prohibited by FINRA rules regarding the composition of board committees or sub-committees, including the rules and interpretive guidance issued by FINRA regarding director independence.

(d) So long as any Series A Director serves on the Board, the Corporation shall obtain and maintain such director’s and officer’s insurance in such form, with such carrier and in such amounts as reasonably acceptable to the Series A Holders (the “D&O Insurance”). In the event the Corporation merges with another Person and is not the surviving corporation, or transfers all or substantially all of its assets to any Person or any other similar Fundamental Transaction (as defined in the Notes) occurs, the Corporation shall require, prior to the consummation of such transaction, that such successor entity deliver a written agreement, in form and substance reasonably satisfactory to the Series A Holders, assuming the Corporation’s obligations herein to maintain such D&O insurance with respect to the Series A Directors and to indemnify and advance expenses to such Series A Directors to the fullest extent permitted by Delaware law.

6. Voting Rights.

(a) Except as otherwise set forth herein and as required by applicable law, the Series A Holders, as such, shall not be entitled to any voting rights.

(b) Each Series B Holder, as such, shall be entitled to the whole number of votes equal to the number of shares of Common Stock into which the Notes held by such Series B Holder are convertible on the applicable record date for the vote or consent of stockholders (or other applicable date of determination) pursuant to the terms and conditions of the Notes, but without regard to the Maximum Percentage and the Exchange Cap or any other limitations or restrictions on conversions set forth in the Notes and without regard to whether or not there are then a sufficient number of shares of Common Stock authorized for issuance upon conversion of the Notes.

(c) Each Series B Holder shall be entitled to receive the same prior notice of any stockholders’ meeting as is provided to the holders of Common Stock as well as prior notice of all stockholder actions to be taken by legally available means in lieu of a meeting (and copies of proxy materials, consent solicitation statements and other information sent to stockholders in connection therewith), all in accordance with the Bylaws and the DGCL, and shall be entitled to vote or, if applicable, provide consent, together with the holders of Common Stock as if they were a single class of securities upon any matter submitted to a vote of stockholders, except as otherwise expressly required by law and except as required by the terms hereof to be submitted to a series vote of the applicable Series B Holders, in which case each Series B Holder only shall vote as a separate series.

7. Covenants. (a) In addition to any other rights provided by law, except where the vote or, if applicable, written consent of the holders of a greater number of shares is required by law, without first obtaining the affirmative vote at a meeting duly called for such purpose or, if applicable, the written consent without a meeting of the holders of each series of Series A Preferred Stock that is, or could reasonably be expected to be, adversely affected by each of the following actions, each voting as a separate series, the Corporation shall not (and the Corporation shall cause its Subsidiaries (as defined in the Securities Purchase Agreement) not to), directly or indirectly, whether by merger, consolidation, reorganization or otherwise:

(i) alter, amend or repeal any provision of, or add any provision to, the Certificate of Incorporation, this Certificate of Designations, the Bylaws or any other organizational documents of the Corporation, or file any certificate of amendment of the Certificate of Incorporation (including any certificate of designations of, or certificate of amendment or other instrument with respect to, any series of preferred stock), if such action would adversely affect the preferences, rights, privileges or powers, or restrictions provided for the benefit, of the applicable Series A Preferred Stock or would adversely affect the rights, powers and preferences of the applicable Series A Holder in its capacity as such (in each case as determined by the applicable Series A Holder in its sole and absolute discretion), regardless of whether any such action shall be by means of amendment to the Certificate of Incorporation, this Certificate of Designations, the Bylaws or other organizational documents of the Corporation or by merger, consolidation, reorganization or otherwise or, without limitation of the foregoing, authorize, approve, consent to, take or effect any transaction or series of transactions, whether by amendment to the Certificate of Incorporation, this Certificate of Designations, the Bylaws or other organizational documents of the Corporation, or by merger, consolidation, reorganization or otherwise, to cancel the outstanding shares of the applicable series of Series A Preferred Stock or to reclassify, convert or exchange such share into cash or other property (including securities) of the Corporation, or to otherwise adversely affect the rights, powers and preferences of any applicable series of Series A Preferred Stock or the rights of any applicable Series A Holder as such (in each case as determined by the applicable Series A Holder in its sole discretion);

(ii) by operation of law or otherwise, convert the Corporation into any other organizational form;

(iii) increase or decrease, or authorize the increase or decrease of, the authorized number of shares of the applicable series of Series A Preferred Stock;

(iv) except as may be required under Section 5(b), increase or decrease, or authorize the increase or decrease of, the number of members of the Board as of the Subscription Date (which is five (5) as of such date) or of any committee or subcommittee thereof as of such date (the number of each of which, as of the Subscription Date, shall be as set forth in a written instrument provided by the Corporation to each Series A Holder on such date);

(v) elect, appoint or remove any person as Chairman of the Board, or elect, appoint any person to, or remove any person from, any office, however designated, that would confer upon the holder of such office powers and authority similar to those customarily vested in the person having the title of chairman of the board;

(vi) create, designate or establish any committee of the Board or subcommittee thereof; change, alter or amend the powers, authorities or duties of any such committee or subcommittee; terminate or abolish any such committee or subcommittee; or elect, appoint or remove any member of, or fill any vacancy on, any such committee or subcommittee; or

(vii) authorize, approve, consent to, or enter into any agreement with respect to, any of the foregoing, directly or indirectly, or authorize, approve, consent to, cause or permit any Subsidiary of the Corporation, directly or indirectly, to take any actions described in clauses (i) through (vi) above.

(b) In addition to any other rights provided by law, except where the vote or, if applicable, written consent of the holders of a greater number of shares is required by law, without first obtaining the affirmative vote at a meeting duly called for such purpose or, if applicable, the written consent without a meeting of the holders in the aggregate of a majority in voting power of all of the Series B Preferred Stock, voting together as if they were a single class of securities, the Corporation shall not (and the Corporation shall cause its Subsidiaries (as defined in the Securities Purchase Agreement) not to), directly or indirectly, whether by merger, consolidation, reorganization or otherwise:

(i) alter, amend or repeal any provision of, or add any provision to, the Certificate of Incorporation, this Certificate of Designations, the Bylaws or any other organizational documents of the Corporation, or file any certificate of amendment of the Certificate of Incorporation (including any certificate of designations of, or certificate of amendment or other instrument with respect to, any series of preferred stock), if such action would adversely affect the preferences, rights, privileges or powers, or restrictions provided for the benefit of the Series B Preferred Stock or would adversely affect the rights, powers and preferences of any Series B Holder in its capacity as such (in each case as determined by a majority of the aggregate voting power of the Series B Holders in their sole and absolute discretion), regardless of whether any such action shall be by means of amendment to the Certificate of Incorporation, this Certificate of Designations, the Bylaws or other organizational documents of the Corporation or by merger, consolidation, reorganization or otherwise or, without limitation of the foregoing, authorize, approve, consent to, take or effect any transaction or series of transactions, whether by amendment to the Certificate of Incorporation, this Certificate of Designations, the Bylaws or other organizational documents of the Corporation, or by merger, consolidation, reorganization or otherwise, to cancel the outstanding shares of any series of Series B Preferred Stock or to reclassify, convert or exchange such share into cash or other property (including securities) of the Corporation, or to otherwise adversely affect the rights, powers and preferences of any series of Series B Preferred Stock or the rights of any Series B Holder as such (in each case as determined by the majority of the aggregate voting power of the Series B Holders in their sole discretion);

(ii) increase or decrease, or authorize the increase or decrease of, the authorized number of shares of any series of Series B Preferred Stock; or

(iii) authorize, approve, consent to, or enter into any agreement with respect to, any of the foregoing, directly or indirectly, or authorize, approve, consent to, cause or permit any Subsidiary of the Corporation, directly or indirectly, to take any actions described in clauses (i) through (ii) above.

Notwithstanding the foregoing, if any of the actions contemplated in Section 7(b) above would comply with the foregoing but disproportionately, materially and adversely affects the rights, powers and preferences of any Series B Holder relative to the comparable rights, powers and preferences of the other Series B Holders, such action shall also require the prior written consent of such adversely affected Series B Holder.

8. Transfer. The shares of the Series A Preferred Stock shall not be transferable, except to an affiliate of the applicable Series A Holder. A Series B Holder may transfer its share (including fractional shares) of Series B Preferred Stock in whole, or in part, and the accompanying rights hereunder held by such Series B Holder without the consent of the Corporation; provided, that a share of Series B Preferred Stock shall only be transferable in conjunction with, and in proportion to, a transfer of Notes held by such Series B Holder; provided, further, that such transfer is in compliance with applicable securities laws. If a Series B Holder transfers Series B Preferred Stock in whole or in part, the Corporation agrees, upon the request of such transferor, to authorize a new series of Preferred Stock with rights, preferences, privileges, and restrictions substantially identical to those of the Series B Preferred Stock being transferred, and, upon the request of such transferor, to exchange the Series B Preferred Stock being transferred for the same number of shares or fractional shares of such newly authorized Series B Preferred Stock. The Corporation shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any Series B Holder may reasonably request in order to carry out the intent and accomplish the purposes of this Section 8.

9. Lost or Stolen Certificates. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any certificate representing a share of Series A Preferred Stock or share of Series B Preferred Stock (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of an indemnification undertaking by the applicable Series A Holder or Series B Holder, as applicable, to the Corporation in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of the certificate(s), the Corporation shall execute and deliver new certificate(s) of like tenor and date.

10. Remedies. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under the Certificate of Incorporation, the Bylaws, any other organizational documents of the Corporation and any of the other Transaction Documents (as defined in the Securities Purchase Agreement), at law or in equity (including a decree of specific performance and/or other injunctive relief), and no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit any Series A Holder’s or Series B Holder’s right to pursue actual and consequential damages for any failure by the Corporation to comply with the terms of this Certificate of Designations. The Corporation covenants to each Series A Holder and Series B Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Series A Holders and Series B Holders and that the remedy at law for any such breach may be inadequate. The Corporation therefore acknowledges and agrees that, in the event of any such breach or threatened breach, the Series A Holders and Series B Holders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required. Upon any request made by a Series A Holder or a Series B Holder to the Corporation, the Corporation shall promptly (and in any event within 48 hours) provide all requested information and documentation to such Series A Holder or Series B Holder, as applicable, to enable such Series A Holder or Series B Holder, as applicable, to confirm the Corporation’s compliance with the terms and conditions of this Certificate of Designations or to assert or exercise the rights, powers or privileges of a Series A Holder or a Series B Holder, as applicable, hereunder.

11. Noncircumvention. The Corporation hereby covenants and agrees that the Corporation will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action (in each case, whether directly by the Corporation or indirectly through any Subsidiary of the Corporation), avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designations, and will at all times in good faith carry out all the provisions of this Certificate of Designations and take all actions as may be required to protect the rights of the Series A Holders and the Series B Holders.

12. Failure or Indulgence Not Waiver. No failure or delay on the part of any Series A Holder or Series B Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. This Certificate of Designations shall be deemed to be jointly drafted by the Corporation and the Series A Holders and the Series B Holders and shall not be construed against any Person as the drafter hereof.

13. Notices. The Corporation shall provide the Series A Holders and the Series B Holders with prompt written notice of all actions taken pursuant to the terms of this Certificate of Designations, including in reasonable detail a description of such action and the reason therefor. Whenever notice is required to be given to a Series A Holder or a Series B Holder under this Certificate of Designations, unless otherwise provided herein, such notice must be to such Series A Holder or Series B Holder in writing and shall be given in accordance with Section 9(f) of the Securities Purchase Agreement.

14. Series A Preferred Stock and Series B Preferred Stock Register. The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the Series A Holders and Series B Holders), a register for the Series A Preferred Stock and the Series B Preferred Stock, in which the Corporation shall record the name, address, electronic mail address and facsimile number of the Person in whose name the shares of Series A Preferred Stock and shares of Series B Preferred Stock has been issued, as well as the name, address, electronic mail address and facsimile number of each transferee. The Corporation may treat the Person in whose name any share of Series A Preferred Stock or Series B Preferred Stock is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers. The Corporation shall keep the register open and available at all times during business hours for inspection by any Series A Holder and Series B Holder or its legal representatives

15. Redemption and Conversion Rights.

(a) Each share of Series A Preferred Stock and share of Series B Preferred Stock shall be redeemable for the amount of $1.00, payable in cash, per share at the written election of the applicable Series A Holder or Series B Holder, as applicable. Except as otherwise explicitly contemplated in Sections 5(a)(ii) and (iii) above, no shares of Series A Preferred Stock or Series B Preferred Stock shall be redeemable at the Corporation’s option.

(b) No shares of Series A Preferred Stock or Series B Preferred Stock shall be convertible either at the Corporation’s option or at the option of the Series A Holder or Series B Holder, as applicable, into shares of capital stock or other securities of the Corporation.

16. Actions Prohibited by Law. To the extent the Corporation is prohibited by law from taking any action specified in this Certificate of Designations to give effect to the rights, powers or privileges of any Series A Holder or Series B Holder, the Corporation shall, upon the request of such Series A Holder or Series B Holder, in addition to any other requirements of this Certificate of Designations, take such actions as may be reasonably requested by such Series A Holder or Series B Holder to implement a valid and enforceable provision that is a reasonable substitute for the prohibited provision in order to give the maximum effect to the intent of the Corporation and such Series A Holder or Series B Holder, as applicable, to observe the rights, powers and privileges of such Series A Holder or Series B Holder, as applicable (the “Amended Provision”). The Corporation shall take any action necessary or appropriate, to the extent reasonably within its control, to cause this Certificate of Designations to be amended to include the Amended Provision.

17. Certain Defined Terms. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(a) “affiliate” with respect to any Person shall mean any Person controlling, controlled by or under common control or common investment management with such Person.

(b) “Closing Date” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(c) “Common Stock” means (i) the Corporation’s shares of common stock, $0.001 par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification or conversion of such common stock.

(d) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(e) “Investors” shall collectively mean the Buyers (as defined in the Securities Purchase Agreement) and their affiliates.

(f) “Notes” shall have the meaning as set forth in the Securities Purchase Agreement.

(g) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(h) “Sale Percentage” means the percentage of the Conversion Shares that were sold by a Series A Holder to non-affiliates from the Closing Date to the applicable date of determination.

(i) “SEC” means the United States Securities and Exchange Commission.

(j) “Securities Purchase Agreement” means that certain securities purchase agreement by and among the Corporation and the other parties listed thereto, dated as of the Subscription Date, as may be amended from time in accordance with the terms thereof.

(k) “Series A Holder” means each holder of record of a share of Series A-1 Preferred Stock, Series A-2 Preferred Stock or Series A-3 Preferred Stock.

(l) “Series A Preferred Stock” means, collectively, the Series A-1 Preferred Stock, the Series A-2 Preferred Stock and the Series A-3 Preferred Stock.

(m) “Series B Holder” means each holder of record of a share (or fraction thereof) of the Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series B-3 Preferred Stock, Series B-4 Preferred Stock, Series B-5 Preferred Stock, Series B-6 Preferred Stock, Series B-7 Preferred Stock, Series B-8 Preferred Stock, Series B-9 Preferred Stock, Series B-10 Preferred Stock, Series B-11 Preferred Stock, Series B-12 Preferred Stock and Series B-13 Preferred Stock.

(n) “Series B Preferred Stock” means, collectively, the Series B-1 Preferred Stock, Series B-2 Preferred Stock,, Series B-3 Preferred Stock, Series B-4 Preferred Stock, Series B-5 Preferred Stock, Series B-6 Preferred Stock, Series B-7 Preferred Stock, Series B-8 Preferred Stock, Series B-9 Preferred Stock, Series B-10 Preferred Stock, Series B-11 Preferred Stock, Series B-12 Preferred Stock and Series B-13 Preferred Stock.

(o) “Subscription Date” means June 27, 2014.

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